Exhibit 10.5(e)

April 8, 2020
Robert A. Paxton
[ ]
Tampa, Florida 33629

Dear Bob,
In light of the circumstances surrounding the COVID-19 pandemic and its impact on our business, Masonite International Corporation (the “Company”) is requesting that you agree to reduce your annualized base salary rate from $388,000.00 to $310,400.00 for the time period of April 13, 2020 through June 26, 2020 (the “Reduction Period). By signing below, you hereby agree and consent to the reduction and agree that the reduction does not constitute “good reason” or a “constructive termination” (or term of similar meaning) under any agreement to which you are a party or any plan in which you participate, including but not limited to the Employment Agreement by and between you and the Company and any equity awards.
Notwithstanding the foregoing, and in accordance with the Company’s Management Incentive Plan, your annual MIP bonus for fiscal year 2020 will be calculated using your base salary in effect at the end of 2020. Additionally, any severance to which you may become entitled during the Reduction Period will be calculated using your base salary in effect immediately prior to any reduction hereunder. Please note that to the extent that any of your benefits are based on your annual base salary level, your benefits may be impacted by your base salary reduction. The reduction in base salary described above may affect the aggregate amount of your contributions to the Company’s 401(k) plan for 2020. You should consider whether to make any changes to your contribution elections.
Thank you for your continued efforts during these difficult and uncertain times.
            Sincerely,
            Masonite International Corporation

            By: /s/ Howard C. Heckes
            Title: Howard C. Heckes
             President & CEO
Acknowledged and agreed:

/s/ Robert A. Paxton
Name: Robert A. Paxton
Date: April 8, 2020

masonite.com